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                        IPALCO ENTERPRISES, INC.

            Exhibit 11.1 - Computation of Per Share Earnings

                  For the Quarter Ended March 31, 1995
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QUARTER ENDED MARCH 31, 1995:                                                         Fully
                                                               Primary               Diluted
                                                              ----------            ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 3/31/95          37,814,171            37,814,171
        Anti-Dilutive Effect for Stock Options at 3/31/95        (43,071)              (42,508)
                                                              ----------            ----------
        Weighted Average Shares at 3/31/95                    37,771,100            37,771,663
                                                              ==========            ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                        (Dollars in thousands)
       Net Income                                                $25,903               $25,903
                                                              ==========            ==========

Earnings Per Average Common Share                                  $0.69 (a)             $0.69 (a)
                                                              ==========            ==========




























Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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